Exhibit 5.1

Jodie Bourdet

Cooley LLP

101 California Street

5th Floor

San Francisco, California 94111-5800

October 21, 2014

Atara Biotherapeutics, Inc.

3260 Bayshore Boulevard Brisbane, CA 94005

Ladies and Gentlemen:

We have acted as counsel to Atara Biotherapeutics, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to an aggregate of 3,487,693 shares of the Company’s Common Stock, par value $0.0001 per share, including (a) 819,807 shares of Common Stock (the “2012 Shares”) pursuant to the 2012 Stock Plans of Nina Biotheraputics, Inc., Pinta Biotherapeutics, Inc. and Santa Maria Biotherapeutics, Inc., which were each assumed in connection with a certain recapitalization of the Company (collectively, the “2012 Plans”), (b) 2,437,117 shares of Common Stock (the “2014 EIP Shares”) pursuant to the Company’s 2014 Equity Incentive Plan (the “2014 EIP Plan”) and (c) 230,769 shares of Common Stock (the “2014 ESPP Shares”) pursuant to the Company’s 2014 Employee Stock Purchase Plan (the “2014 ESPP Plan”, and together with the 2012 Plans and 2014 EIP Plan, the “Plans”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related prospectuses, (b) the Plans, (c) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as currently in effect as of the date hereof and (d) such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the 2012 Shares, the 2014 EIP Shares and the 2014 ESPP Shares, when sold and issued in accordance with the 2012 Plans, the 2014 EIP Plan and the 2014 ESPP Plan, respectively, and the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

October 21, 2014

Page Two

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Jodie Bourdet
Jodie Bourdet